HART & TRINEN, LLP
                                ATTORNEYS AT LAW

                             1624 Washington Street
                                Denver, CO 80203
                                 (303) 839-0061
                              (303) 839-5414 - Fax



August 1, 2001


MarketU Inc.
Suite 101
20145 Stewart Crescent
Maple Ridge, British Columbia
Canada  V2X 0T6


This letter will constitute an opinion upon the legality of the sale by certain Selling Shareholders of MarketU Inc., a Nevada corporation (the "Company"), of up to 13,366,710 shares of Common Stock, all as referred to in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Nevada, and a copy of the Registration Statement. In our opinion, MarketU Inc. was, or is, authorized to issue the shares of stock referred to above and such shares will, when sold, be legally issued, fully paid and non-assessable.



Very truly yours,

HART & TRINEN, LLP
William T. Hart